October 12, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE:  Ocean Thermal Energy Corporation

File Ref No: 033-19411-C

We have read the statements of Ocean Thermal Energy Corporation, pertaining to our firm included under Item 4.01 of Form 8-K dated October 11, 2022 and agree with such statements as they pertain to our firm.  We have read Item 4.01, captioned “Changes in Company’s Certifying Accountant,” of the Current Report on Form 8-K of Ocean Thermal Energy Corporation and are in agreement with the statements therein as they relate to our firm.  We have no basis to agree or disagree with the other statements contained therein.

Sincerely,

/s/ Liggett & Webb, P.A.

Liggett & Webb, P.A.

Certified Public Accountants

Boynton Beach, Florida